EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-175693, 333-60196-99, 333-18135-99, 333-136061-99 and 333-138506-99 on Form S-8 of our report dated July 30, 2011, relating to the consolidated financial statements of Ascena Retail Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Codification (“ASC”) 470-20, “Debt with Conversion and Other Options” and ASC 810-10, “Consolidations – Overall” effective July 26, 2009), and our report dated September 28, 2011 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ascena Retail Group, Inc. and subsidiaries for the year ended July 30, 2011.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 28, 2011